Medford, Wisconsin - October 29, 2004

Mid-Wisconsin Financial Services, Inc. (OTCBB: MWFS.OB), a bank holding company with $391.7 million in assets, reported net income of $1.2 million or $0.68 basic and diluted earnings per share for the third quarter ended September 30, 2004 as compared to $1.1 million or $0.65 per share for the third quarter 2003. Book value increased to $20.82 per share at September 30, 2004 compared to $19.68 at September 30, 2003. Net income was $3.4 million for the nine months ended September 30, 2004, an increase of $351,000, or 11.4%, for the same period in 2003.

Operating results for the third quarter generated an annualized return on average assets (ROA) of 1.17% and return on average equity (ROE) of 13.54 % compared to 1.18% and 13.59% for the same quarter one year ago. For the nine months ended September 30, 2004, ROA and ROE were 1.19% and 13.43%, compared to 1.12% and 12.65% one year ago.

Mid-Wisconsin Financial Services, Inc. is a one-bank holding company that operates Mid-Wisconsin Bank headquartered in Medford, Wisconsin with eleven retail locations serving central and northern Wisconsin markets in Taylor, Clark, Eau Claire, Lincoln, Marathon, Price and Oneida counties. In addition to traditional loan and deposit products, the Bank provides residential real estate appraisals, trust services, discount and full-service brokerage services, and pension plan administration.

EXPANSION PLANS

The Company continuously looks for expansion opportunities through acquisition or de novo branch locations. During September 2004, the Company announced plans to open new bank branches in Minocqua, opening in December 2004, and Rib Mountain, Wisconsin, opening in Summer 2005.

The Minocqua branch will initially operate as a limited service branch offering loan products, limited deposit services and investment products. Within 24 months, it is anticipated this branch will move to a larger facility and operate as a full service branch. The Rib Mountain branch will be constructed on land purchased earlier this year. The branch will be a two story building with commercial rental space on the first and second floor. The building is designed to incorporate new customer delivery systems.

NET INTEREST INCOME

For the quarter ended September 30, 2004, net interest income increased $339,000 to $3.5 million compared to $3.2 million for the same period in 2003. The net interest margin for the quarter ended September 30, 2004 increased to 4.00% from 3.89% for the same period in 2003 as interest bearing liabilities repriced 31 basis points lower to 1.99% at September 2004 compared to a decrease of 18 basis points in interest earning assets to 5.67% at September 2004.

During the third quarter ended September 30, 2004, the net interest margin decreased to 4.00% from 4.06% at the quarter ended June 30, 2004. The yield on earning assets continues to improve slightly between quarters. Loan yields improved, up 13 basis points to 6.06%, from June 30, 2004 and should continue to improve as interest rates increase as the majority of the loan portfolio is tied to variable interest rates. Between the quarters the cost of interest bearing liabilities has increased due to the use of short-term borrowings to fund the asset growth.

NONINTEREST INCOME

Noninterest income was $742,000 for the third quarter of 2004, a decrease of $146,000 from the same quarter last year. The decrease in noninterest income was attributable to decreases in investment product commissions of $74,000, gains from sales of secondary market real estate loans totaling $98,000 and a decrease in bank owned life insurance income totaling $15,000. These decreases were partially offset by increases in service fees of $14,000, trust services fees of $7,000 and other operating income of $20,000.

OPERATING EXPENSES

For the quarter ended September 30, 2004, noninterest expense increased $9,000 over the same quarter last year. Salaries and employee benefits increased 0.9% over the same period last year. Salaries decreased during comparable quarters due to open positions in 2004. Employee benefits decreased due to revamping of the incentive compensation program in 2004. The program will not accrue incentive expense monthly but will expense the total bonus, if any is awarded, in the fourth quarter annually. These decreases to employee benefits were offset by an increase in health insurance premiums. Data processing and information systems decreased 7.7% due to decreased software maintenance and amortization expense.

BALANCE SHEET

Total assets increased 4.4% during 2004 to $391.7 million at September 30, 2004 from $375.2 million at December 31, 2003. Total loans increased 5.3% during the year to $283.8 million at September 30, 2004, while deposits decreased 0.3% to $286.7 million. As deposit growth lags the Company continues to fund asset growth through alternative funding sources such as brokered deposits, repurchase agreements and Federal Home Loan Bank Borrowings. Brokered deposits increased $7.5 million and other borrowings increased $15.8 million from December 31, 2003. Deposits as a percentage of total funding sources were 78.8% at September 30, 2004 and 84.7% at December 31, 2003.

The Company recorded provisions for loan losses totaling $75,000 during the third quarter of 2004, as compared to $80,000 for the same period in 2003. During the third quarter of 2004, the Company had net loan charge-offs of $102,000. The ratio of allowance for loan losses to total loans was 0.99% at September 30, 2004 and 1.05% at September 30, 2003. Year-to-date net charge-offs to average loans were 0.03% at September 30, 2004 and 0.12% at September 30, 2003. Non-performing loans totaled $1.8 million and $1.1 million at September 30, 2004 and September 30, 2003, respectively. There were no foreclosed assets at September 30, 2004.

Despite the increase in non-performing loans at quarter's end the Company believes the balance of the allowance for loan loss at September 30, 2004 was adequate to absorb loan losses inherent in the loan portfolio, future adjustments may be necessary based on changes in economic conditions and the impact of such changes on borrowers.

This press release, including those relating to the growth of the Company and future interest rates, are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in this release. Among other things, these risks and uncertainties include the strength of the economy, the effects of government policies, including, in particular, interest rate policies, and other risks and assumptions described under "Cautionary Statement Regarding Forward Looking Information" in Item 1 of the Company's Form 10-K for the year ended December 31, 2003. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

SUMMARY FINANCIAL DATA

                               Mid-Wisconsin Financial Services, Inc.
                                Summary Financial Data (unaudited)
                           (amounts in thousands, except per share data)
                                               Three Months Ended           Nine Months Ended
                                         September 30,  September 30,  September 30,  September 30,  December 31,
                                              2004           2003          2004            2003          2003
STOCKHOLDERS' DATA
Basic earnings per share                     $0.68          $0.65         $2.03           $1.82         $2.41
Diluted earnings per share                   $0.68          $0.65         $2.02           $1.06         $2.41
Dividends per share                          $0.22          $0.22         $1.06           $1.06         $1.28
Book value per share                        $20.82         $19.68        $20.82          $19.68        $20.03
Average common shares outstanding            1,686          1,685         1,686           1,685         1,685
PERFORMANCE RATIOS
Return on average assets                      1.17%          1.18%         1.19%           1.12%         1.10%
Return on average equity                     13.54%         13.59%        13.43%          12.65%        12.44%
Net interest margin                           4.00%          3.89%         4.03%           3.98%         3.97%
Efficiency ratio                             56.34%         58.37%        57.67%          59.31%        59.96%
CREDIT QUALITY
Net charge-offs to average loans              0.04%          0.04%         0.03%           0.12%         0.16%
Loan loss reserve to period-end loans         0.99%          1.05%         0.99%           1.05%         1.01%
STOCK PRICE INFORMATION
High                                        $30.80         $28.65        $30.80          $28.65        $29.00
Low                                          28.50          28.00         28.50           27.25         27.25
Market price at period end                   30.80          28.65         30.80           28.65         28.50

                                Mid-Wisconsin Financial Services, Inc.
                                 Summary Financial Data (unaudited)
                            (amounts in thousands, except per share data)
                                                           Three Months Ended             Nine Months Ended
                                                       September 30,  September 30,  September 30,  September 30,
                                                            2004           2003           2004           2003
INCOME STATEMENT
Interest income                                           $5,115         $4,930          $14,921       $15,045
Interest expense                                           1,551          1,705            4,459         5,259
Net interest income                                        3,564          3,225           10,462         9,786
Provision for loan losses                                     75             80              185           396
Net interest income after provision for loan losses        3,489          3,145           10,277         9,390
Noninterest income
   Service fees                                              222            208              629           623
   Trust service fees                                        190            183              566           541
   Investment product commissions                             88            162              352           337
   Other operating income                                    242            335              743           807
Total noninterest income                                     742            888            2,290         2,308
Noninterest expenses
   Salaries and employee benefits                          1,414          1,402            4,296         4,199
   Occupancy                                                 306            310              947           933
   Data processing and information systems                    96            104              293           318
   Goodwill and purchased core deposit amortization           83             78              249           233
   Other operating expenses                                  604            600            1,824         1,776
Total noninterest expense                                  2,503          2,494            7,609         7,459
Income before provision for income taxes                   1,728          1,539            4,958         4,239
Provision for income taxes                                   578            438            1,540         1,172
Net income                                                $1,150         $1,101           $3,418        $3,067

                          Mid-Wisconsin Financial Services, Inc.
                                 Summary Financial Data
                       (amounts in thousands, except per share data)
                                                               September 30,    December 31,
                                                                    2004            2003
                                                                (unaudited)       (audited)
BALANCE SHEET
ASSETS
Cash and due from banks                                            $9,497         $13,694
Interest-bearing deposits in other financial institutions              19             614
Federal funds sold                                                  3,983           1,628
Securities available for sale -At fair value                       81,909          77,988
Federal Home Loan Bank stock (at cost)                              2,500           2,154
Loans held for sale                                                 1,199             331
Loans receivable, net of allowance for loan losses of
  $2,823 in 2004 and $2,732 in 2003                               279,794         266,373
Accrued interest receivable                                         1,610           1,614
Premises and equipment                                              6,255           5,596
Intangible assets                                                     314             564
Goodwill                                                              295             295
Other assets                                                        4,311           4,374
Total assets                                                     $391,686        $375,225

LIABILITIES AND STOCKHOLDERS' EQUITY
Noninterest-bearing deposits                                      $43,250         $39,949
Interest-bearing deposits                                         243,429         247,700
  Total deposits                                                  286,679         287,649

Short-term borrowings                                              22,117          11,294
Long-term borrowings                                               45,000          40,000
Accrued interest payable                                            1,022           1,206
Accrued expenses and other liabilities                              1,779           1,312
Total liabilities                                                 356,597         341,461

Stockholders' equity:
  Common stock-Par value $.10 per share:
      Authorized      -  6,000,000 shares
      Issued & outstanding - 1,685,646 shares in 2004
      and 1,685,550 shares in 2003                                    169             169
Additional paid-in capital                                         10,986          10,976
Retained earnings                                                  23,345          21,714
Accumulated other comprehensive income                                589             905
Total stockholders' equity                                         35,089          33,764
Total liabilities and stockholders' equity                       $391,686        $375,225